RESCISSION OF PURCHASE AGREEMENT
                                       AND
                              RELEASE OF ALL CLAIMS

         A Purchase Agreement and corresponding Technology License Agreement dated June 30, 1995 (the "Agreements"), were entered into by and between Robert
E. Turner, an individual with principal offices at 6523 California Avenue S.W., Suite 333, Seattle, WA 98136 ("Seller 1"), Richard H. Turner, an individual with principal offices at 6523 California Avenue S.W., Suite 333, Seattle, WA 98136 ("Seller 2"), Sherry L. Ruxer, an individual with principal offices at 6523 California Avenue S.W., Suite 333, Seattle, WA 98136 ("Seller 3") (Seller 1, Seller 2, and Seller 3 are collectively referred to as "Sellers"), Turner, Turner & Associates, a Washington corporation ("TTA"), and ATC II, Inc., a Delaware corporation ("Purchaser"). Sellers, TTA and Purchaser (the "Parties") entered into the Agreements to provide for the sale of rights in two United States Patents Numbers 5,296,216 and 5,306,509 in exchange for cash and common stock of Purchaser.

         The Parties hereby agree to rescind and terminate ab initio, the June 30, 1995 Agreements and agree not to be bound by the terms of the said Agreements, because all Parties have determined that the terms as set forth in said Agreements are not in the best interest of the Parties. The Parties further agree to hold one another harmless, release any and all claims against one another stemming from the Agreements and indemnify one another with respect to any obligations arising pursuant to or from the said Agreements.

         The Parties further agree to restructure the ownership of shares of Purchaser's common stock issued in connection with the Agreements and cooperate in such restructuring. The Parties agree to reissue a quantity of Purchaser's stock so that the ownership structure of ATC II, Inc. will provide for Turner, Turner & Associates' ownership of 70% of all issued and outstanding shares, Southern Bankers' ownership of 10% of all issued and outstanding shares, Canton Financial Services Corporation's ownership of 10% of all issued and outstanding shares, and the owners of ATC II, Inc.'s shares prior to the execution of the Agreements shall possess 10% of all issued and outstanding shares.

         Purchaser will acquire the rights in two United States Patents Numbers 5,296,216 and 5,306,509 pursuant to a merger agreement between it and TTA, and all Parties will cooperate with Richard H. Turner, Purchaser's president, to achieve this merger and acquisition. The Parties agree to cooperate in the raising of $3 million pursuant to a private placement of Purchaser's common stock.

"Seller 1"                             "Seller 2"

/s/ Robert E. Turner                   /s/ Richard H. Turner
Robert E. Turner                       Richard H. Turner

"Seller 3"                            "Turner, Turner & Associates"

/s/ Sherry L. Ruxer                    /s/ Richard H. Turner
Sherry L. Ruxer                        Richard H. Turner

"PURCHASER"                            "PURCHASER"

/s/ James L. Thompson                  /s/ Jack E. Hartgrove
James L. Thompson, former President   Jack E. Hartgrove, Chief Financial Officer

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